Exhibit 99.1

                             SJW CORP. ANNOUNCES
                       THIRD QUARTER FINANCIAL RESULTS

              Board Declares Quarterly Dividend on Common Stock



     SAN JOSE, CA -- SJW Corp. (NYSE:SJW) today reported financial results for the third quarter ended September 30, 2010. Operating revenue was $70.3 million in the quarter compared to $69.3 million in 2009. The $1.0 million increase in revenue primarily reflects $0.9 million in cumulative rate increases.

     Net income for the quarter ended September 30, 2010 was $10.8 million and basic and diluted earnings per common share were $0.58, compared to $8.0 million and $0.43 per share, respectively, in the third quarter of 2009. The Company sold 223,112 shares of California Water Service stock during the quarter ended September 30, 2010, which contributed $0.14 per share to the results. No sales of California Water Service stock occurred during the same period in 2009.

     Water production costs for the quarter ended September 30, 2010 were $27.4 million compared to $28.6 million in 2009, a decrease of $1.2 million. The decline in water production cost is primarily attributable to $0.6 million in savings due to greater surface water supply and $0.5 million in lower customer water usage.

     Operating expenses, excluding water production costs and income taxes, for the third quarter were $25.0 million compared to $23.3 million in 2009. The increase of $1.7 million was due to an increase of $1.4 million in administrative and general expenses primarily as a result of increases in retirement benefits, $0.7 million in depreciation expense as more capital expenditures were made, and $0.3 million in other expenses. These increases were partially offset by a $0.7 million decrease in maintenance expenses primarily due to a decrease in contracting and paving costs as a result of a decrease in the number of main leak repairs. Income tax expense for the third quarter decreased to $5.5 million in 2010 from $5.7 million in 2009.

     Year-to-date operating revenue decreased by $2.6 million to $164.9 million from $167.5 million in 2009. The decrease was attributable to $6.2 million in lower customer water usage and $0.5 million in lower revenue from real estate operations, partially offset by $3.8 million in cumulative rate increases and $0.3 million in revenue from new customers.

     Year-to-date net income was $16.3 million, compared to $12.6 million in 2009. Earnings per basic and diluted share was $0.87 in the first nine months of 2010, compared to $0.68 and $0.67 per basic and diluted share, respectively, for the same period in 2009. The gain on sale of California Water Services shares contributed $0.14 per share in the first nine months of 2010. No sales of California Water Service stock occurred during the same period of 2009.

     Year-to-date water production costs decreased to $58.5 million from $66.1 million in 2009. The $7.6 million decrease was primarily attributable to lower customer demand of $4.7 million and savings due to greater surface water supply of $3.6 million, offset by $0.7 million in a net higher unit cost for energy and purchased water. Operating expenses, excluding water production costs and income taxes, increased $2.2 million to $71.7 million from $69.5 million. The increase of $2.2 million was due to an increase of $2.1 million in depreciation expense, reflecting greater capital expenditures, $1.1 million in administrative and general expenses due primarily to an increase in retirement benefits, and $0.5 million in other operating expenses. These increases were partially offset by a $0.8 million decrease in taxes other than income taxes and $0.7 million decrease in maintenance expenses. Income tax expense increased to $9.3 million year-to-date from $8.8 million in 2009.

     The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.17 per share. The dividend is payable on December 1, 2010 to shareholders of record on November 8, 2010.

     SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., TWA, and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide regulated and nonregulated water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.




This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The results for a quarter are not indicative of results for a full year due to seasonality and other factors. Certain factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.






                                 SJW Corp.
Condensed Consolidated Statements of Income and Comprehensive Income
                                (Unaudited)
                (in thousands, except per share data)

                                  THREE MONTHS ENDED   NINE MONTHS ENDED
                                     SEPTEMBER 30,        SEPTEMBER 30,
                                     2010      2009       2010      2009
                                  -------------------  -----------------
OPERATING REVENUE                 $70,347    69,326   $164,886   167,541
OPERATING EXPENSE:                --------  --------   --------  -------
  Operation:
    Purchased water                16,574    15,174     33,728    35,564
    Power                           2,122     2,666      4,850     5,243
    Groundwater extraction charge   8,736    10,743     19,969    25,275
                                  -------  --------   --------   -------
    Total production costs         27,432    28,583     58,547    66,082

    Administrative and general      8,168     6,807     21,909    20,834
    Other                           4,792     4,697     13,784    13,221
  Maintenance                       2,895     3,550      8,960     9,682
  Taxes, other than income          2,056     1,882      5,819     6,564
  Depreciation & amortization       7,082     6,403     21,263    19,192
  Income taxes                      5,502     5,735      9,285     8,811
                                  -------   -------   --------   -------
    Total operating expense        57,927    57,657    139,567   144,386
                                  -------   -------   --------   -------
OPERATING INCOME                   12,420    11,669     25,319    23,155

Gain on sale of California Water
  Service stock, net of taxes
  of $1,831                         2,635         -      2,635         -
Interest on long-term debt
  and other                        (4,268)   (3,652)   (11,666)  (10,604)
                                  -------   -------   --------   -------
NET INCOME                        $10,787     8,017   $ 16,288    12,551
                                  =======   =======   ========   =======
Other comprehensive (loss)
  income, net                      (1,881)    1,363     (2,608)   (4,861)
                                  --------  -------   --------   -------
COMPREHENSIVE INCOME              $ 8,906     9,380   $ 13,680     7,690
                                  =======   =======   ========   =======

Earnings per share
  -Basic                            $0.58      0.43       0.87      0.68
  -Diluted                          $0.58      0.43       0.87      0.67

Dividend per share                  $0.17      0.16       0.51      0.49

Weighted average shares outstanding
  -Basic                           18,537    18,494     18,528    18,482
  -Diluted                         18,752    18,690     18,738    18,673




                                  SJW Corp.
                    Condensed Consolidated Balance Sheets
                                 (Unaudited)
                               (in thousands)

                                                  September     December
                                                   30, 2010     31, 2009
                                                  ---------     --------
ASSETS
UTILITY PLANT:
  Land                                           $    8,580        8,558
  Depreciable plant and equipment                   985,853      913,071
  Construction in progress                           20,243       11,119
  Intangible assets                                  13,258       11,278
                                                  ---------     --------
     Total utility plant                          1,027,934      944,026
Less accumulated depreciation and amortization      315,815      298,921
                                                  ---------     --------
     Net utility plant                              712,119      645,105
                                                  ---------     --------
REAL ESTATE INVESTMENT:                              91,286       88,000
Less accumulated depreciation and amortization        8,446        7,188
                                                  ---------     --------
     Net real estate investment                      82,840       80,812
                                                  ---------     --------
CURRENT ASSETS:
  Cash and equivalents                                3,335        1,416
  Restricted cash                                       148            -
  Accounts receivable and accrued
   unbilled utility revenue                          36,204       24,004
  Prepaid expenses and other                          2,957        2,590
                                                  ---------     --------
    Total current assets                             42,644       28,010
                                                  ---------     --------
OTHER ASSETS:
  Investment in California Water Service Group       32,399       40,500
  Debt issuance costs and broker fees, net
    of accumulated amortization                       4,112        3,098
  Regulatory assets                                  78,274       78,525
  Other                                               3,004        2,424
                                                  ---------     --------
                                                    117,789      124,547
                                                  ---------     --------
                                                  $ 955,392      878,474
                                                  =========     ========
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
  Common stock                                    $   9,657        9,635
  Additional paid-in capital                         23,099       22,046
  Retained earnings                                 214,632      207,888
  Accumulated other comprehensive income             10,579       13,187
                                                  ---------     --------
    Total shareholders' equity                      257,967      252,756
  Long-term debt, less current portion              295,990      246,879
                                                  ---------     --------
    Total capitalization                            553,957      499,635
                                                  ---------     --------
CURRENT LIABILITIES:
  Line of credit                                      3,500        5,800
  Current portion of long-term debt                   1,144        1,081
  Accrued groundwater extraction charge and
    purchased water                                   8,223        4,496
  Purchased power                                       718          486
  Accounts payable                                   21,273        6,562
  Accrued interest                                    4,788        4,979
  Income tax payable                                  3,437          728
  Other current liabilities                          10,080        7,826
                                                  ---------     --------
    Total current liabilities                        53,163       31,958
                                                  ---------     --------
DEFERRED INCOME TAXES AND CREDITS                   100,841      102,381
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS
  IN AID OF CONSTRUCTION                            190,900      190,506
POSTRETIREMENT BENEFIT PLANS                         49,937       47,484
OTHER NONCURRENT LIABILITIES                          6,594        6,510
                                                  ---------     --------
                                                  $ 955,392      878,474
                                                  =========     ========